CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC
                                 ACCOUNTING FIRM


We consent to the references to our firm under the captions "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information of Lehman Brothers Reserve Liquidity Fund in Post-Effective Amendment Number 1 to the Registration Statement (Form N-1A, No. 333-122846) of Lehman Brothers Reserve Liquidity Series, and to the incorporation by reference of our report dated May 6, 2005, with respect to the financial statements and financial highlights of Institutional Liquidity Portfolio included in the March 31, 2005 Annual Report of Lehman Brothers Institutional Liquidity Series.


                                                  /s/ Ernst & Young LLP

Boston, Massachusetts
July 25, 2005